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                                                                     Exhibit 5.1


                                December 19, 2001

divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622

                       REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have represented divine, inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3, as amended (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act 21,053,868 shares of class A common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Shares"), including (1) 8,196,722 shares issuable in connection with that certain Settlement and Purchase Agreement, dated as of October 2, 2001, by and among the Company, Microsoft Corporation, MS Channel Initiatives Corp., and divine/Whittman-Hart, inc. (the "Settlement Agreement"), and (2) up to 12,857,146 shares issuable upon the conversion of $9,000,000 aggregate principal amount of convertible promissory notes issued by RoweCom Inc., a wholly-owned subsidiary of the Company ("RoweCom"), pursuant to that certain Amended and Restated Note Purchase Agreement dated as of December 14,2001 among RoweCom, the Company, and each of Elsevier Science, Inc., John Wiley & Sons, Inc., Harcourt, Inc., and Lippincott Williams & Wilkins, Inc. (the "Note Purchase Agreement"). In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates, and other papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as we deemed it necessary to examine for the purpose of this opinion.

         Based upon such examination, it is our opinion that, upon issuance of the Shares in compliance with the Settlement Agreement and the Note Purchase Agreement, the Shares issued in respect thereof will be legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Bell, Boyd & Lloyd LLC